Exhibit 99(h)(25)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 10, 2022, among Ohio National Fund, Inc., on behalf of each Acquiring Fund listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and Fidelity Advisor Series VII (the “Underlying Trust”), on behalf of the Acquired Fund (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”), listed on Schedule A, and shall be effective January 19, 2022.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, to date such investments have been governed by a Participation Agreement dated as of January 25, 2017 by and among the parties (the “Participation Agreement”) and made in reliance on SEC exemptive relief that will be rescinded one year from the effective date of the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption requests partially or wholly in-kind.

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(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to comply with the relevant redemption protocols identified on Schedule B to this Agreement, as may be updated by the Underlying Trust from time to time, whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. The Acquiring Fund will use reasonable efforts to comply with the relevant protocols identified on Schedule B to this Agreement, as may be updated by the Underlying Trust from time to time, regarding the scale of its investment in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its investment adviser with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. For the avoidance of doubt, the Acquiring Fund acknowledges and agrees that any information provided by the Acquired Fund under this section is limited to publicly available fee and expense information.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

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4.	[RESERVED]

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Todd Brockman Vice President, Mutual Funds Ohio National Investments, Inc. P.O. Box 237 Cincinnati, OH 45201 Fax: 513-794-4507	Jason Pogorelec c/o Fidelity Investments 88 Black Falcon Avenue Boston, MA 02210 Email: Jason.Pogorelec@fmr.com

With copy to: Ohio National Investments, Inc. Attn: Legal Department P.O. Box 237 Cincinnati, OH 45201	With a copy to: Brian Blackburn c/o Fidelity investments 88 Black Falcon Avenue Boston, MA 02210 Email: Brian.Blackburn@fmr.com

6.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ written notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third part shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Notwithstanding the foregoing, Acquired Fund acknowledges that the Acquiring Fund expects to undergo an indirect change of control in the first quarter of 2022 (the “Change of Control Transaction”) and agrees that this Agreement shall continue in full force and effect following such change in control, assuming this Agreement has not otherwise been terminated and that notice of termination has not been delivered in accordance with Section 6(b); and further provided that Acquired Fund is provided 65 days’ advance written notice of the Change of Control Transaction identifying the parties thereto and all other information regarding the Change of Control Transaction relevant to this Agreement.

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(d) This Agreement may be amended only by a writing that is signed by each affected party.

7.	Termination of Participation Agreement

The parties hereby mutually agree that to terminate the Participation Agreement as of the Effective Date and waive the notice requirement for termination as set forth therein.

8.	Miscellaneous

(a) This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(b) Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(d) In any action involving the Acquiring Funds under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund, or to the Acquiring Funds’ directors, trustees, officers, employees or shareholders, or any of their personal assets for satisfaction.

(e) In any action involving the Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the Acquired Fund that is involved in the matter in controversy and not to any other series of the Underlying Trust, or to the Underlying Trusts’ directors, trustees, officers, employees or shareholders, or any of their personal assets for satisfaction.

(f) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(g) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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(h) The Acquiring Funds are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust (the “Trust Document”) of which the Acquired Fund is a series or other organizational documents and agrees that the obligations assumed by the Underlying Trust pursuant to this Agreement shall be limited in all cases to the Acquired Fund and its assets, and the Acquiring Funds shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Acquired Fund or any other series of the Underlying Trust. In addition, the Acquiring Funds shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Acquiring Funds understand that the rights and obligations of any Fund under the Trust Document or other organizational document are separate and distinct from those of any and all other series of the Trust.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Ohio National Fund, Inc.,

on behalf of each Acquiring Fund

listed in Schedule A

By:	/s/ Tara York
Name:	Tara York
Title:	President
Date:	1/10/2022

Fidelity Advisor Series VII

On behalf of the Acquired Fund

Listed in Schedule A

By:	/s/ Stacie Smith
Name:	Stacie Smith

Title:	Officer

Date:	1/10/2022

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SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds
ON Moderately Conservative Model Portfolio	Fidelity Advisor Real Estate

ON Balanced Model Portfolio

ON Moderate Growth Model Portfolio

ON Growth Model Portfolio

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SCHEDULE B

Acquired Fund Investment Protocols

	(A) Max Daily Purchase Limit	(B) Max Permitted Ownership (as % of Fidelity Fund)	(C) Request Advance Notice of Redemptions	(D) Request Advance Notice of Purchases	(E) Reserve Ability to Redeem in Kind (Y or N)	(F) Redemption Threshold to which (C) Applies	(G) Purchase Threshold to which (D) Applies
Fidelity Advisor Real Estate Fund	None	25%	Yes 3 business days	Yes 3 business days	Y	1,025,000	1,025,000

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